Exhibit 16.1

January 28, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read the statements made by Bridgford Foods Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated January 28, 2009. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ HASKELL & WHITE LLP